Exhibit 99.2

Endurance International Group Announces Agreement to be Acquired by Clearlake Capital Group L.P. for $9.50 per Share

BURLINGTON, Mass., November 2, 2020 — Endurance International Group Holdings, Inc. (“Endurance” or the “Company”) (Nasdaq:EIGI), a leading provider of cloud-based platform solutions designed to help small and medium-sized businesses succeed online, announced today that it has entered into a definitive merger agreement to be acquired by affiliates of Clearlake Capital Group L.P. (“Clearlake”) in an all cash transaction valued at approximately $3.0 billion including outstanding indebtedness.

Under the terms of the definitive agreement, which has been unanimously approved by the members of the Endurance Board of Directors, affiliates of Clearlake will acquire all of the outstanding common shares of Endurance for $9.50 per share in cash. The purchase price represents a 79% premium over Endurance’s unaffected share price of $5.30 as of September 25, 2020, the last trading day prior to media speculation about a potential transaction, and a 64% premium to its closing share price on October 30, 2020 of $5.81.

A special meeting of Endurance shareholders will be held promptly following the filing of a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). Certain affiliates of Warburg Pincus and Goldman Sachs Private Equity Partners have entered into a voting agreement committing them to, among other things, vote approximately 36% of the outstanding shares of Endurance common stock in favor of adopting the acquisition agreement.

“We are pleased with this agreement which recognizes the value of our multi-brand scale platform. We are proud to serve approximately 5 million customers worldwide as a provider of solutions that help small and medium businesses succeed online and enhance the value of their customer relationships,” said Jeff Fox, President and Chief Executive Officer of Endurance.

“The Endurance family of brands has built a leading position in the large and growing cloud hosting, domain, and digital marketing software space. We look forward to partnering with this talented team and supporting its long-term strategic plan to drive growth through its focus on customer value. We are excited to leverage Clearlake’s O.P.S.® framework to help the Company fuel growth both organically and through acquisitions,” said Behdad Eghbali, Co-Founder and Managing Partner, and James Pade, Partner, at Clearlake.

The proposed transaction is expected to close in the first quarter of 2021 and is subject to approval by Endurance shareholders, along with the satisfaction of customary closing conditions (including antitrust regulatory clearance). Clearlake will finance the transaction with a combination of committed equity financing from the Clearlake funds and has secured committed debt financing for the proposed transaction, which is not subject to any financing condition. Upon completion of the acquisition, Endurance will become a wholly owned affiliate of Clearlake.

For further information regarding the terms and conditions contained in the definitive merger agreement, please see Endurance’s Current Report on Form 8-K, which will be filed in connection with this transaction.

Given today’s announcement, Endurance is releasing its third quarter 2020 financial results concurrent with this announcement. The Company does not intend to hold a conference call on Thursday, November 5, 2020 to discuss earnings as previously announced.

Centerview Partners and Goldman Sachs are acting as co-financial advisors and WilmerHale as corporate counsel to Endurance.

J.P. Morgan, BofA Securities, Deutsche Bank Securities, and UBS Investment Bank provided committed debt financing, and alongside Rothschild & Co and Lazard acted as financial advisors to Clearlake. Sidley Austin LLP is serving as corporate/M&A counsel and Kirkland & Ellis LLP as financing counsel to Clearlake.

About Endurance International Group

Endurance International Group Holdings, Inc. (NASDAQ:EIGI) helps millions of small businesses worldwide with products and technology to enhance their online web presence, email marketing, business solutions, and more. The Endurance family of brands includes: Constant Contact, Bluehost, HostGator, and Domain.com, among others. Headquartered in Burlington, Massachusetts, Endurance employs over 3,800 people across the United States, Brazil, India and the Netherlands. For more information, visit: www.endurance.com.

Endurance International Group and the compass logo are trademarks of The Endurance International Group, Inc. Constant Contact, the Constant Contact logo and other brand names of Endurance International Group are trademarks of The Endurance International Group, Inc. or its subsidiaries.

About Clearlake Capital Group

Clearlake Capital Group, L.P. is a leading investment firm founded in 2006 operating integrated businesses across private equity, credit and other related strategies. With a sector-focused approach, the firm seeks to partner with world-class management teams by providing patient, long-term capital to dynamic businesses that can benefit from Clearlake’s operational improvement approach, O.P.S.® The firm’s core target sectors are technology, industrials and consumer. Clearlake currently has approximately $25 billion of assets under management and its senior investment principals have led or co-led over 200 investments. The firm has offices in Santa Monica and Dallas. More information is available at www.clearlake.com and on Twitter @ClearlakeCap.

Forward Looking Statements

This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. The reader is cautioned not to rely on these forward-looking statements, such as statements regarding the proposed transaction between Clearlake and Endurance, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about Clearlake and Endurance managements’ future expectations, beliefs, goals, plans or prospects. These statements are based on current expectations of future events, and these include statements using the words such as “will,” “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations of Endurance. Risks and uncertainties include, but are not limited to: the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect Endurance’s business and the price of its common stock; the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the merger agreement by the stockholders of Endurance, and the receipt of certain governmental and regulatory approvals; the failure of the purchaser to obtain the necessary financing pursuant to the arrangements set forth in the debt commitment letters delivered pursuant to the merger agreement or otherwise; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effect of the announcement or pendency of the transaction on Endurance’s business relationships, operating results, and business generally; risks that the proposed transaction disrupts current plans and operations of Endurance and potential difficulties in Endurance employee retention as a result of the transaction; risks related to diverting management’s attention from Endurance’s ongoing business operations, and the outcome of any legal proceedings that may be instituted against Endurance or the purchaser related to the merger agreement or the transaction. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Endurance described in the “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2019 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, and other reports we file with the SEC. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contemplated in the forward-looking statements. Copies of these filings are available online at www.sec.gov and https://ir.endurance.com. Endurance assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Endurance does not give any assurance that it will achieve its expectations.

Important Information for Investors

In connection with the proposed transaction, Endurance intends to file with the SEC a proxy statement (the “proxy statement”) and mail the proxy statement to its stockholders. The Proxy Statement will contain important information about Clearlake, Endurance, the transaction and related matters. INVESTORS AND SECURITY HOLDERS OF ENDURANCE ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AND OTHER RELEVANT DOCUMENTS, AND ANY RELATED AMENDMENTS OR SUPPLEMENTS, FILED WITH THE SEC CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ENDURANCE INTERNATIONAL GROUP, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement and other documents (when available) that Endurance files with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Endurance International Group will be available free of charge on Endurance’s investor relations website at www.ir.endurance.com or by contacting Endurance’s Investor Relations Department at ir@endurance.com.

Participants in the Solicitation

Endurance and certain of its directors, executive officers and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of Endurance in connection with the transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise, will be included in the Proxy Statement described above when it is filed with the SEC. Additional information regarding Endurance’s directors and executive officers is also included in Endurance’s proxy statement for its 2020 Annual Meeting of Stockholders, which was filed with the SEC on April 9, 2020. As of September 30, 2020, Endurance’s directors and executive officers beneficially owned approximately 76,136,334 shares, or 52.8%, of Endurance’s common stock. These documents are available free of charge as described above.

No Offer or Solicitation

This communication is neither an offer to buy, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Clearlake Media Contact:

Jennifer Hurson

Lambert & Co.

(845) 507-0571

jhurson@lambert.com

Endurance Investor Contact:

Angela White

Endurance International Group

(781) 852-3450

ir@endurance.com

Endurance Press Contact:

Kristen Andrews

Endurance International Group

(781) 418-6716

press@endurance.com